Exhibit 10.3

LESLIE’S, INC.

2020 OMNIBUS INCENTIVE PLAN

PERFORMANCE UNIT AWARD

[FULL NAME]

Leslie’s, Inc. (the “Company”) hereby grants you an award of Performance Units (your “Performance Units” and also referred to as this “Award”) under the Leslie’s, Inc. 2020 Omnibus Incentive Plan (the “Plan”), effective as of the Grant Date, with the following terms and conditions:

Grant Date:	[GRANT DATE]
Target Number of Performance Units:	TARGET [#] SHARES GRANTED
Maximum Number of Performance Units:	200% of Target Number of Performance Units

Performance Periods:	First Performance Period: Fiscal year 2023 Second Performance Period: Fiscal year 2023 through Fiscal year 2024 Third Performance Period: Fiscal year 2023 through Fiscal year 2025
Vesting and Settlement:

Your Performance Units are eligible to be earned in accordance with Appendix A, attached hereto, provided that you remain in continuous employment or service with the Company or an Affiliate through the applicable Settlement Date (as defined below).

If, prior to the Settlement Date that follows the Third Performance Period, your employment or service with the Company or its Affiliates is terminated due to your Disability, or due to your death, this Award will be earned and be settled promptly as to the sum of (i) the number of Performance Units that were earned as of the end of any completed Performance Period but were not yet settled, and (ii) 100% of the Target Number of Performance Units that remain subject to any incomplete Performance Period. For purposes of this Award, “Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Except as otherwise provided above (or below, in connection with a Change of Control), upon your termination of employment, or cessation of services to, the Company and its Affiliates prior to any Settlement Date, you will forfeit the Performance Units that have not yet been settled.

Change of Control

If a Change of Control occurs in which the Administrator determines that the successor or surviving corporation (or parent thereof) has assumed or substituted the Performance Units granted hereby in the manner contemplated by Section 17(c) of the Plan, then the performance measures in Appendix A shall be deemed achieved based on actual performance for completed fiscal years within the applicable Performance Period and at the Target performance for any incomplete fiscal years within the applicable Performance Period, and you will be entitled to receive that number of Performance Units so long as you remain in the continuous employment or service by the Company or one of its Affiliates through the applicable Settlement Date.

Notwithstanding anything to the contrary herein, if, within the 24-month period following such Change of Control, your employment or service with the Company and its Affiliates is terminated by the Company or one of its Affiliates without Cause (other than due to death or Disability) [or by you with Good Reason] , then the number of Performance Units eligible to be earned under the paragraph above shall become fully earned as of the date of termination of employment or service. [“Good Reason” means, for the purposes of this Award, your resignation within 60 days after the occurrence any of the following events without your consent: (i) a material reduction in your duties that is inconsistent with your position at the time of the Grant Date, (ii) any material reduction in your base annual salary or target annual bonus (other than in connection with a general decrease in the base salaries or target bonuses for all officers of the Company), (iii) a requirement by the Company that you relocate your principal office to a facility more than 50 miles from your principal office immediately prior to the Change of Control (which relocation increases your commute); or (iv) there is a willful failure or refusal by the Company to perform any material obligation under any written employment agreement between you and the Company; provided however, that with regard to (i) through (iv) you must provide the Company with written notice of the event allegedly constituting “Good Reason,” and the Company will have 15 days from the date it receives such written notice to cure such event.]

If a Change of Control occurs in which the successor or surviving corporation (or parent thereof) has not assumed or substituted the Performance Units granted hereby in the manner contemplated by Section 17(c) of the Plan, then the performance measures in Appendix A shall be deemed achieved based actual performance for completed fiscal years within the applicable Performance Period and Target performance for incomplete fiscal years within the applicable Performance Period, and you shall fully earn that number of Performance Units immediately prior to the Change of Control.

Settlement of Performance Units:

As soon as administratively practicable after the end of each Performance Period, the Administrator shall solely and exclusively make all determinations with regard to the calculation of performance (pursuant to Appendix A) during the applicable Performance Period and the number of Performance Units which the participant is entitled to receive under this Award. Settlement shall occur on a date chosen by the Administrator following certification of performance, if applicable, or otherwise following an event triggering earlier settlement as explicitly provided for in this Award, but in any event within ninety (90) days following the end of the applicable Performance Period (or other triggering event) and in any event no later than March 15th of the calendar year immediately following the calendar year in which such trigger event occurs (the “Settlement Date”). The Company will settle your earned Performance Units by issuing in your name certificate(s) or making an appropriate book entry for a number of Shares equal to the number of Performance Units that have been earned.

Transferability of Performance Units:

You may not sell, transfer or otherwise alienate or hypothecate this Award or any of your Performance Units until they are earned and settled. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

Rights as Shareholder; Dividend Equivalents:

You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Performance Units (including with respect to voting or dividends), unless and until a certificate for Shares is issued upon settlement of the Performance Units. Notwithstanding the preceding sentence, each Performance Unit shall be credited with dividend equivalents, which shall be withheld by the Company for your account. Dividend equivalents credited to your account and attributable to a Performance Unit shall be distributed (without interest) to you at the same time as the underlying Share is delivered upon settlement of such Performance Unit and, if such Performance Unit is forfeited, you shall have no right to such dividend equivalents. Any adjustments for dividend equivalents shall be in the sole discretion of the Administrator and may be payable (i) in cash, (ii) in Shares with a Fair Market Value as of the applicable settlement date equal to the dividend equivalents, or (iii) in an adjustment to the underlying number of Shares subject to the Performance Units.

Taxes:

You (and not the Company or any Affiliate) shall be responsible for your federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your own tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

To the extent that the receipt, earning or settlement of the Performance Units, or other event, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company or its Affiliate, at the time the Company or its Affiliate, is obligated to withhold taxes in connection with such receipt, earning, settlement or other event, as the case may be, such amount as the Company or its Affiliate requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company shall not be obligated to deliver any Shares to you and shall have the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

In furtherance of the forgoing, unless alternative arrangements to fund tax withholding obligations are made in advance in a manner acceptable to the Company, your acceptance of the Award constitutes your instruction and authorization to the Company to cause to be sold (by the Company’s designated broker) on your behalf a whole number of Shares from those Shares issued to you as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy your tax withholding obligations. Such Shares will be sold on the day of the event giving rise to the tax withholding obligation or as soon thereafter as practicable. You will be responsible for all broker's fees and other costs of sale. The number of Shares sold may be determined by considering any applicable withholding rates, including maximum applicable rates. You further acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price.

Miscellaneous:
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Neither the Plan nor the grant of this Award shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee or otherwise remain in the service of the Company or any of its Affiliates for any period of time, or at any particular rate of compensation. Nothing in this Award will interfere with or restrict the rights of the Company or its Affiliates—which are expressly reserved—to remove, terminate or discharge you at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws and other similar governing documents and applicable law. Any value under your Performance Units is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit. The grant of your Performance Units does not create any right to receive any future awards.
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The Plan and this Award constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof. You expressly warrant that you are not accepting this Award in reliance on any promises, representations or inducements, other than those contained herein.
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By accepting the grant of your Performance Units, you agree not to sell any Shares acquired in connection with the Performance Units other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

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As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Administrator, and that any interpretation by the Administrator of the terms of this Award or the Plan, and any determination made by the Administrator pursuant to this Award, shall be final, binding and conclusive.
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Subject to the terms of the Plan, the Administrator may modify or amend this Award without your consent as permitted by Section 15(c) of the Plan or: (i) to the extent such action is deemed necessary by the Administrator to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (ii) to the extent the action is deemed necessary by the Administrator to preserve favorable accounting or tax treatment of any award for the Company; or (iii) to the extent the Administrator determines that such action does not materially and adversely affect the value of this Award or that such action is in the best interest of you or any other person who may then have an interest in this Award.
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You acknowledge and expressly agree to the governing law and jurisdiction and waiver of jury trial terms of Section 18(g) of the Plan (and any successor terms).
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This Award may be executed in counterparts. The Company may deliver any documents related to current or future participation in the Plan by electronic means. You consent to receive those documents by electronic delivery and to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
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The invalidity or unenforceability of any term of the Plan or this Agreement will not affect the validity or enforceability of any other term of the Plan or this Agreement, and each other term of the Plan and this Agreement will be severable and enforceable to the extent permitted by applicable law.
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You must, upon request of the Company, do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be reasonably required by the Company to implement this Agreement.
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All awards, amounts, and benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. You acknowledge and expressly agree to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to you, whether adopted before or after the Grant Date, and any term of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.
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This Award, and any issuance of Shares hereunder, is intended to comply and shall be interpreted in accordance with Section 409A of the Code. Upon your “separation from service,” the Company shall determine whether any Shares issued to you in accordance with this Award could be determined to be payments from a nonqualified deferred compensation plan and whether you are a “specified employee” as of the applicable payment date (each as defined by Section 409A of the Code). If you are determined to be a “specified employee” and any such payments are payable in connection with your separation from service, and are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within 6 months after your date of separation from service, will be paid in a lump sum on the earlier of: (i) the date that is 6 months after your date of separation from service or (ii) the date of your death . The foregoing 6-month delay shall be applied if and only to the extent necessary to avoid the imposition of taxes under Section 409A of the Code. For purposes of Section 409A of the Code, the payments to be made to you in accordance with this Agreement shall be treated as a right to a series of separate payments.

This Award is granted under and governed by the terms and conditions of the Plan. The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Award and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Award. Capitalized terms used in this Award and not defined shall have the meanings given in the Plan.

BY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN. You represent to the Company that you have read and fully understand this AWARD and the Plan and that your decision to participate in the Plan is completely voluntary. You also acknowledge that you are relying solely on your own advisors regarding the tax consequences of YOUR PERFORMANCE UNITS. YOU MUST ACCEPT THIS AWARD WITHIN THIRTY (30) DAYS AFTER IT IS FIRST PRESENTED TO YOU FOR REVIEW, BY RETURNING A SIGNED

COPY TO THE COMPANY IN ACCORDANCE WITH SUCH PROCEDURES AS THE COMPANY MAY ESTABLISH.

[Signature Pages Follow]

LESLIE’S, INC.

By: _______________________

Steve Weddell

Executive Vice President,

Chief Financial Officer

Date: [GRANT DATE]

PARTICIPANT

By: _______________________

[FULL NAME]

Date: _______________________

Appendix A

Except as may otherwise be provided in the Award, the number of Performance Units that will be eligible to be earned under the Award shall be determined based on the following formula:

First Performance Period

• 33 1/3% of Target Performance Units granted x 75% x the Achievement Percentage corresponding to the final 2023 Adjusted Net Income achieved (as described below); plus

• 33 1/3% of Target Performance Units granted x 25% x the Achievement Percentage corresponding to the final 2023 Sales achieved (as described below)

Second Performance Period

• 33 1/3% of Target Performance Units granted x 75% x the Achievement Percentage corresponding to the final 2023-2024 Cumulative Adjusted Net Income achieved (as described below); plus

• 33 1/3% of Target Performance Units granted x 25% x the Achievement Percentage corresponding to the final 2023-2024 Cumulative Sales achieved (as described below)

Third Performance Period

• 33 1/3% of Target Performance Units granted x 75% x the Achievement Percentage corresponding to the final 2023-2025 Cumulative Adjusted Net Income achieved (as described below); plus

• 33 1/3% of Target Performance Units granted x 25% x the Achievement Percentage corresponding to the final 2023-2025 Cumulative Sales achieved (as described below)

Adjusted Net Income Achievement

Performance Level	Achievement Percentage*	2023 Adjusted Net Income	2023-2024 Cumulative Adjusted Net Income	2023-2025 Cumulative Adjusted Net Income
Threshold	50%	$150	$310	$480
Target	100%	$160	$335	$540
Maximum	200%	$165	$365	$605

* Intermediate levels of achievement between Threshold and Target and between Target and Maximum will be determined using linear interpolation. For the avoidance of doubt, the Achievement Percentage will be 0% for all levels of achievement below the Threshold.

Sales Achievement

Performance Level	Achievement Percentage*	2023 Sales	2023-2024 Cumulative Sales	2023-2025 Cumulative Sales
Threshold	50%	$1,570	$3,175	$4,810
Target	100%	$1,610	$3,320	$5,130
Maximum	200%	$1,650	$3,470	$5,470

* Intermediate levels of achievement between Threshold and Target and between Target and Maximum will be determined using linear interpolation. For the avoidance of doubt, the Achievement Percentage will be 0% for all levels of achievement below the Threshold.

Defined Terms

For purposes of this Agreement, “Adjusted Net Income” means: net income (loss) adjusted to exclude equity-based compensation expense; loss on debt extinguishment; costs related to debt or equity offerings; strategic project costs; executive transition or reorganization costs; gain or loss on disposition of assets; mark-to-market on interest rate hedging contracts; non-recurring transaction and transition costs related to a merger, acquisition, divestiture, or joint venture; the impact on net income from an acquisition or divesture that occurs during the applicable measurement period with a purchase or sale price that is greater than $150 million; material litigation charges or gains; goodwill impairment charges; items related to changes in accounting principles, applicable law or regulations; and other non-recurring, non-cash or discrete items as determined to be appropriate by the Compensation Committee (which may include adjustments taken into account in calculating Adjusted Net Income as reported by the Company in one or more of its earnings releases for the applicable Performance Period), in each case, as determined by the Compensation Committee to be appropriate taking into account all relevant objective information or financial data.

For purposes of this Agreement, “Cumulative Adjusted Net Income” means the sum of Adjusted Net Income for the applicable fiscal years in the Performance Period.

For purposes of this Agreement, “Cumulative Sales” means the sum of Sales for the applicable fiscal years in the Performance Period adjusted to exclude the impact on net income from an acquisition or divesture that occurs during the applicable measurement period with a purchase or sale price that is greater than $150 million.

For purposes of this Agreement, “Sales” means sales, as disclosed in the Company’s Annual Report on Form 10-K for the applicable fiscal year.